Exhibit 99.1
FOR IMMEDIATE RELEASE
Lamson & Sessions Completes Strategic Evaluation, Enters Into All-Cash Merger Agreement With Thomas & Betts
•	Lamson & Sessions Shareholders to Receive $27.00 Per Share in Cash

•	Additionally, Lamson Board Declares a Special Dividend of $0.30 Per Share Conditioned on, and Payable at, Closing for Total Cash Consideration of $27.30 Per Share

•	Transaction Valued at Approximately $450 Million, Pending Shareholder and Regulatory Approvals

•	Closing Expected in Late 2007
CLEVELAND, Ohio, August 15, 2007 — Lamson & Sessions (NYSE:LMS) today announced it has entered into a definitive merger agreement under which Thomas & Betts Corporation (NYSE:TNB), a leading manufacturer of electrical components, will acquire all of the outstanding stock of Lamson & Sessions for approximately $450 million in cash.
Under the terms of the agreement, Lamson & Sessions’ shareholders will receive $27.00 in cash for each share of Lamson & Sessions common stock, representing a 38 percent premium to Lamson & Sessions’ share price of $19.64 at the close of trading on August 15, 2007. In addition, the Lamson board declared a special dividend of $0.30 per share conditioned on, and payable at, closing for a total cash consideration of $27.30 per share.
The Lamson & Sessions Board of Directors has unanimously approved the merger agreement and has resolved to recommend that Lamson & Sessions’ shareholders adopt the agreement. The Thomas & Betts Board of Directors also has unanimously approved the deal. [EDITOR’S NOTE: Please see the related release issued today by Thomas & Betts.]

“As we announced on February 12, 2007, our Board of Directors and senior management team have been conducting a thorough evaluation of strategic alternatives with the assistance of our financial advisors, Perella Weinberg Partners,” said Michael J. Merriman, Jr., President and Chief Executive Officer. “Those comprehensive deliberations included the full spectrum of strategic options available to the Company and included discussions with numerous potential strategic and private equity buyers. Thomas & Betts’ all-cash offer optimizes the shareholder value creation intrinsic to our Company, while delivering a strong, long-term growth partner for Lamson. Pending necessary shareholder and regulatory approvals, we envision a seamless transition.”
Pending shareholder approval and satisfaction of other customary closing conditions, including regulatory approvals, the transaction is currently expected to be completed in late 2007.
About Lamson & Sessions
Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, power and wastewater markets. For additional information, please visit the Company’s Web site at: www.lamson-sessions.com.
About Thomas & Betts
Thomas & Betts Corporation is a leading manufacturer of electrical components used in construction, industrial and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used primarily for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2006, the company reported $1.9 billion in revenues. More information on the company, its products and markets can be found at www.tnb.com.
Important Additional Information Regarding the Merger Will Be Included in the Proxy
In connection with the proposed transaction, Lamson & Sessions will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE,

BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Lamson & Sessions at the Securities and Exchange Commission’s web site, www.sec.gov. The proxy statement and other related documents may also be obtained free of charge from the Company by directing such requests to Lamson & Sessions Investor Relations, 25701 Science Park Drive, Cleveland, Ohio, 44122. Telephone: (216) 464-3400.
The directors and executive officers of Lamson & Sessions and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Lamson’s directors and executive officers is available in its Form 10-K/A filed with the SEC on April 30, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.
Forward-Looking Statements
Except for the historical and factual information contained herein, the matters set forth in this press release, including statements as to the expected benefits of the transaction, such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position and expected future performance of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “anticipates,” “intends,” “plans,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. These forward-looking statements are made subject to significant risks and uncertainties that could cause actual results to differ materially from those stated, including the following: required approvals by Lamson shareholders and regulatory agencies; the possibility that the anticipated benefits from the transaction will not be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Lamson’s operations into Thomas & Betts will be greater than expected; possible disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the impact of competition on the combined company; and various other uncertainties associated with the home products industry in general and the combined company’s operations in particular, which are referred to in Lamson’s and Thomas & Betts’s periodic reports filed with the SEC, especially under the heading “Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither Lamson nor Thomas & Betts undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557